EXHIBIT 10iii

PERSONAL and CONFIDENTIAL

February 9, 2011

First Name Last Name

Dear First Name:

I am pleased to inform you that you are one of a select group of individuals receiving a restricted stock units (RSUs) award in 2011. We use this award to reward performers who we believe will be key contributors to our growth well into the future.

You have been awarded XX RSUs.

The RSUs will vest as follows:

Date of Vest	Portion Vested
March 21, 2012	One-third
March 21, 2013	One-third
March 21, 2014	One-third

Also, the vesting of your RSUs is dependent upon your remaining continuously employed with Stryker through the vesting date except as otherwise provided in the Terms and Conditions.

You will be required to “Accept” the award online via the UBS One Source website located at www.ubs.com/onesource/SYK between March 2 and March 30, 2011. The detailed terms of the RSUs are set forth in the Terms and Conditions and any applicable country addendum and the provisions of the Company’s 2006 Long-Term Incentive Plan. Those documents, together with the related Prospectus, are available on the UBS One Source website and you should read them before accepting the award. We suggest that you retain hard copies of this letter and the Terms and Conditions and any applicable country addendum as evidence of the award of the RSUs to you.

There also are additional educational materials on the UBS One Source website in the Library section including RSUs Brochure, RSUs Frequently Asked Questions and RSUs Tax Questions & Answers.

The efforts and the results you have delivered have demonstrated how you are there for Stryker, and these stock awards are one way in which we are there for you. Thank you for your strong performance and I look forward to your future contributions toward making Stryker the world’s most admired, fastest growing medical technology company!

Sincerely,

/s/ Stephen P. MacMillan
Stephen P. MacMillan
Chairman, President and Chief Executive Officer

STRYKER CORPORATION

TERMS AND CONDITIONS

RELATING TO RESTRICTED STOCK UNITS GRANTED

PURSUANT TO THE 2006 LONG-TERM INCENTIVE PLAN

1. The Restricted Stock Units (“RSUs”) with respect to Common Stock of Stryker Corporation (the “Company”) granted to you during 2011 are subject to these Terms and Conditions Relating to Restricted Stock Units Granted Pursuant to the 2006 Long-Term Incentive Plan (“Terms and Conditions”) and all of the terms and conditions of the Stryker Corporation 2006 Long-Term Incentive Plan, as amended (the “Plan”), which is incorporated herein by reference. In the case of a conflict between these Terms and Conditions and the terms of the Plan, the provisions of the Plan will govern. Capitalized terms used but not defined herein have the meaning provided therefor in the Plan. For purposes of these Terms and Conditions, “Employer” means the Company or Subsidiary that employs you as of the Grant Date and, in the event you transfer employment to the Company or another Subsidiary following the Grant Date, the Company or Subsidiary that employs you during the remaining term of the RSUs on an applicable date.

2. Your right to receive the Shares issuable pursuant to the RSUs upon vesting shall be only as follows:

(a) If you cease to be an Employee of your Employer by reason of Disability (as such term is defined in the Plan or determined under local law) or death, you or your estate will become fully vested in your RSUs, and you, your legal representative or your estate will receive all of the underlying Shares as soon as administratively practicable following your termination by Disability or death.

(b) If you cease to be an Employee of your Employer for any reason other than those provided in (a) above, you or your estate (in the event of your death after such termination) shall cease vesting in your RSUs effective as of your Termination Date. If you are a resident of or employed in the United States, “Termination Date” shall mean the effective date of termination of your employment with your Employer. If you are resident or employed outside of the United States, “Termination Date” shall mean the earliest of (i) the date on which notice of termination is provided to you, (ii) the last day of your active service with your Employer, or (iii) the last day on which you are an Employee of your Employer, as determined in each case without including any required advance notice period and irrespective of the status of the termination under local labor or employment laws.

(c) If you are resident and/or employed in a country that is a member of the European Union, the grant of the RSUs and these Terms and Conditions are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of the Terms and Conditions are invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(d) Notwithstanding the foregoing, the Company may, in its sole discretion, settle the RSUs in the form of a cash payment to the extent settlement of the RSUs is prohibited under local law, or would require you, the Company and/or your Employer to obtain the approval of any governmental and/or regulatory body in your country of residence (or country of employment, if different). Alternatively, the Company may, in its sole discretion, settle the RSUs in the form of Shares but require an immediate sale of such Shares.

3. The number of Shares subject to the RSUs shall be subject to adjustment and the vesting dates hereof may be accelerated as follows:

(a) In the event that the Shares, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares, or otherwise) or if the number of such Shares shall be increased through the payment of a stock dividend or a dividend on the Shares of rights or warrants to purchase securities of the Company shall be made, then there shall be substituted for or added to each Share theretofore subject to the RSUs the number and kind of shares of stock or other securities into which each outstanding Share shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled. The other terms of the RSUs shall also be appropriately amended as may be necessary to reflect the foregoing events. In the event there shall be any other change in the number or kind of the outstanding Shares, or of any stock or other securities into which such Shares shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the RSUs, such adjustment shall be made in accordance with such determination.

(b) Fractional Shares resulting from any adjustment in the RSUs may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment will be given to you and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes hereof.

(c) The Committee shall have the power to amend the RSUs to permit the immediate vesting of the RSUs (and to terminate any unvested RSUs) and the distribution of the underlying Shares prior to the effectiveness of (i) any disposition of substantially all of the assets of the Company or the Employer, (ii) the shutdown, discontinuance of operations or dissolution of the Company or the Employer, or (iii) the merger or consolidation of the Company or the Employer with or into any other unrelated corporation.

4. If you are resident or employed outside of the United States, you agree, as a condition of the grant of the RSUs, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of the Shares acquired pursuant to the RSUs) in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company and its Subsidiaries, as may be required to allow the Company and its Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

5. Regardless of any action the Company and/or your Employer take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.

Prior to the delivery of Shares upon the vesting of your RSUs, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon the vesting of the RSUs that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. In cases where the Fair Market Value of the number of whole Shares withheld is greater than the minimum Tax-Related Items required to be withheld, the Company shall make a cash payment to you equal to the difference as soon as administratively practicable. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. Alternatively, your Employer may withhold the minimum Tax-Related Items required to be withheld with respect to the Shares in cash from your regular salary and/or wages, or any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through your regular salary and/or wages or other amounts payable to you by your Employer, no Shares will be issued to you (or your estate) upon vesting of the RSUs unless and until satisfactory arrangements (as determined by the Board of Directors) have been made by you with respect to the payment of any Tax-Related Items which the Company and your Employer determines, in its sole discretion, must be withheld or collected with respect to such RSUs. By accepting this grant of RSUs, you expressly consent to the withholding of Shares and/or your regular salary and/or wages, or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof are your sole responsibility.

The RSUs are intended to be exempt from the requirements of Code Section 409A. The Plan and these Terms and Conditions shall be administered and interpreted in a manner consistent with this intent. If the Company determines that these Terms and Conditions are subject to Code Section 409A and that it has failed to comply with the requirements of that Section, the Company may, at the Company’s sole discretion, and without your consent, amend these Terms and Conditions to cause them to comply with Code Section 409A or be exempt from

Code Section 409A.

6. If you were required to sign the “Stryker Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement” or a similar agreement in order to receive the RSUs or have previously signed such an agreement and you breach any non-competition, nonsolicitation or nondisclosure provision or provision as to ownership of inventions contained therein at any time while employed by the Company or a Subsidiary, or during the one-year period following termination of employment, any unvested RSUs shall be rescinded and you shall return to the Company all Shares that were acquired upon vesting of the RSUs that you have not disposed of and the Company shall repay you an amount for each such Share equal to the Fair Market Value of a Share at such time. Further, you shall pay to the Company an amount equal to the profit realized by you on all Shares that were acquired upon vesting of the RSUs that you have disposed of. For purposes of the preceding sentence, the profit shall be the Fair Market Value of the Shares at the time of disposition.

7. The RSUs shall be transferable only by will or the laws of descent and distribution. If you shall purport to make any transfer of the RSUs, except as aforesaid, the RSUs and all rights thereunder shall terminate immediately.

8. The RSUs shall not be vested in whole or in part, and the Company shall not be obligated to issue any Shares subject to the RSUs, if such issuance would, in the opinion of counsel for the Company, violate the Securities Act of 1933, or other Federal, State or non-U.S. statutes having similar requirements, as it may be in effect at the time. The RSUs are subject to the further requirement that, if at any time the Board of Directors shall determine in its discretion that the listing or qualification of the Shares subject to the RSUs under any securities exchange requirements or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of shares under the RSUs, the RSUs may not be vested in whole or in part unless such listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

9. The grant of the RSUs shall not confer upon you any right to continue in the employ of your Employer nor limit in any way the right of your Employer to terminate your employment at any time. You shall have no rights as a shareholder of the Company with respect to any Shares issuable upon the vesting of the RSUs until the date of issuance of such Shares.

10. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs or any other award under the Plan or other benefits in lieu thereof in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the form and timing of any grant, the number of Shares subject to the grant, and the vesting provisions. Any amendment, modification or termination of the Plan shall not constitute a change or impairment of the terms and conditions of your employment with your Employer.

11. Your participation in the Plan is voluntary. The value of the RSUs and any other awards granted under the Plan is an extraordinary item of compensation outside the scope of your employment (and your employment contract, if any). Any grant under the Plan, including the grant of the RSUs, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments.

12. These Terms and Conditions shall bind and inure to the benefit of the Company, its successors and assigns and you and your estate in the event of your death.

13. The Company and your Employer hereby notify you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the grant of the RSUs and your participation in the Plan, pursuant to applicable personal data protection laws. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and your denial and/or objection to the collection, processing and transfer of personal data may affect your ability to participate in the Plan. As such, you voluntarily acknowledge, consent and agree (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including (but not limited to) your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which the Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence. Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. The Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

The Company and your Employer will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the United States or elsewhere throughout the world. You hereby authorize (where required under applicable law) the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan. You may seek to exercise these rights by contacting your local HR manager.

14. The grant of the RSUs is not intended to be a public offering of securities in your country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law).

15. All questions concerning the construction, validity and interpretation of the RSUs and the Plan shall be governed and construed according to the laws of the State of Michigan, without regard to the application of the conflicts of laws provisions thereof. Any disputes regarding the RSUs or the Plan shall be brought only in the state or federal courts of the State of Michigan.

16. The Company may, in its sole discretion, decide to deliver any documents related to the RSUs or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents be electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17. If you are resident outside of the United States, you acknowledge and agree that it is your express intent that these Terms and Conditions, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, be drawn up in English. If you have received these Terms and Conditions, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

18. Notwithstanding any provisions of these Terms and Conditions to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as are set forth in the applicable Addendum to these Terms and Conditions. Further, if you transfer your residence and/or employment to another country reflected in the Addenda to these Terms and Conditions, the special terms and conditions for such country will apply to you to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable. Any applicable Addendum shall constitute part of these Terms and Conditions.

19. The Company reserves the right to impose other requirements on the RSUs, any

Shares acquired pursuant to the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the administration of the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

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